Exhibit 23.1

PETROTECH ENGINEERING LTD.
7536 Manzanita Place, Burnaby, B. C., Canada V3N 4X1 Phone: (604) 525 6896
Email: johnyu@axion.net

May 3, 2012

Heavy Earth Resources, Inc.
625 Second Street, #280
San Francisco, CA 94107

RE: Consent of Technical Report Author

Gentlemen;

We hereby consent to the written disclosure of the technical report titled “Evaluation of the Interests of DCX S.A.S. in the Morichito Block in the Eastern Llanos Basin, Colombia” (the “Technical Report”) within the Current Report on Form 8-K of Heavy Earth Resources, Inc. (the “Current Report’).

Petrotech Engineering Ltd.

/s/ John Yu
John Yu
President